Exhibit 99.1 - Press Release

ABERDENE MINES LIMITED
101 Convention Center Drive
Suite 700
Las Vegas, Nevada 89109

FOR IMMEDIATE RELEASE

ABERDENE HAS OPTION TO ACQUIRE NEW YORK CANYON COPPER PROJECT

Las Vegas, Nevada, March 18, 2004 Aberdene Mines Limited (OTCBB: ABRM) is pleased to announce that it has been granted an option to acquire a 100% interest (subject to a 2% Net Smelter Royalty) in the New York Canyon Copper Project in Nevada from Nevada Sunrise LLC. Aberdene may exercise the option by paying to Nevada Sunrise LLC, an aggregate of $460,000 in cash (or shares of common stock in lieu), issuing an aggregate 1,000,000 shares of the Company's common stock to Nevada Sunrise LLC, and incurring expenditures of at least an aggregate $2,250,000, all over a period of three years. Aberdene may purchase one percentage point of the NSR by paying the sum of $1,000,000 to Nevada Sunrise LLC.

Nevada Sunrise LLC owns title to two blocks of unpatented mineral claims. The first is centered over the Copper Queen mineral occurrence, and the second is a contiguous block of 20 claims centered over what is known as the Long Shot Ridge and the New York mineral occurrences.

This strategic land position is located in the New York Canyon area, south of the old mining district of Santa Fe in southeastern part of Mineral County, Nevada. The deposits are located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne. Additionally, the property is about 5 miles SSE of the Santa Fe Gold mine, a former heap leach mine operated by Homestake Mining Co.

Historically this district produced significant copper and silver from several small mines. Copper production reached a peak during World War I. Modern exploration activity in the area commenced in 1964 when Banner Mining Company (later bought out by Amax Inc.) drilled the Copper Queen target area and discovered sulphide copper porphyry mineralization.

Modern exploration activity in the area initially concentrated on the discovery of porphyry copper deposits and significant copper resources were established. In the 1970's, Amax Inc and later Conoco Inc. both conducted significant exploration programs, which included the completion of 24 drill holes totaling 20,226 feet. This included 15 holes, which were drilled to test the Long Shot Ridge occurrence from which a mineral resource estimate of 13.2 million tons grading 0.55% Cu was identified by Conoco Inc.

In 1991 - 92, the property and a 15% net smelter royalty were purchased by Kookaburra Gold Corp (Kookaburra). In 1992-93, Kookaburra drilled a total of 10 core (2,432 ft.), and 29 reverse circulation (5,327 ft.) in-fill holes drilled to verify Conoco's resource estimate for the Long Shot Ridge deposit. These efforts were directed at developing a SX-EW (Solvent Extraction-Electro Winning) copper oxide operation. Acid soluble copper assays were performed and indicated in excess of 80% of the copper mineralization is potentially extractable by acid leaching.

Longshot Ridge Deposit: The Long Shot Ridge deposit is predominantly a copper oxide deposit, amenable to open pit mining and SX-EW extraction. In November 1993 an independent consultant's report estimated the resource at Longshot Ridge at 17.7 million tons at 0.57% copper.

This would represent 201.8 million pounds of Gross In-Situ Copper, and at a copper price of US $1.25/lb (March 16, 2004 LME Quote $1.38/lb), this would have a gross value of US $252.3 million. Other untested prospects on the property may host further economic copper reserves. It is noted by prior data that the area has the potential to host several tens of millions of tons of lower grade copper ore (0.3 to 0.6% copper).

Copper Queen Occurrence: In the Santa Fe South target area combined oxide/sulphide deposits include the Copper Queen and Champion deposits. Copper, as both oxide and sulphide ores are hosted in this skarn deposit and Kookaburra refers to potential molybdenum and gold credits in association with the copper based on limited drill hole analysis. Previous drill holes from historical data include Hole 42 with a thickness of 1,020 ft. of 0.41% Cu with shorter intervals including 105ft of 0.64% Cu, 80 ft of 0.765% Cu, and 152 ft of 0.56% Cu. Drilling by Conoco and Amax in the late 70's and early 80, inferred a copper mineralized system of 142 million tons of 0.35 -0.40% copper.

The Copper Queen target has the potential to contain in excess of 1 billion pounds of Gross In-Situ Copper, and at a copper price of US $1.25/lb, this would have a gross value in excess of US $1.2 billion. Additional sampling and assaying is required to determine if additional significant credits will be obtained from gold, silver and molybdenum.

Aberdene is very pleased with the recent New York Canyon acquisition in this period of rising copper prices. According to the BMO Financial Group (March 4, 2004); "Strikes in Chile and Canada and strong demand in Asia helped bolster Copper prices 14 per cent in February to a level of US$1.25/lb,YThis is the highest level in more than eight years and 64 per cent higher than a year ago."

Given the recent improvement of both gold and copper prices, Aberdene will complete a detailed review of the data and resource estimations for the New York Canyon project, with respect to current metal prices.

Targets include the following:

*       Long Shot Ridge Deposit: Near Term SX- EW Oxide Production - Starting with a base resource estimate of 17.7 millions tons at a grade of 0.57% Cu, Aberdene will focus on expanding this deposit, and identifying, and testing other oxide areas, to obtain a target tonnage of 25 to 30 million tons. Diamond drilling will be completed on these targets. With a new resource base, permitting and development could be initiated for a SX-EW operation. A previous analyst report (October, 1991) indicated capital costs of $10 to 15 million, with annual revenue of $22.9 million based on a 0.65% Cu grade, with a 75% recovery, and $1.05/lb Cu price. While these studies require updating and revisions, the Long Shot deposit has excellent potential for near term production.

*       Copper Queen Sulphide Deposits - Based on an initial mineral resource estimate of 142.0 million tons of 0.35 to 0.40% Cu, Aberdene will focus on a much higher grade zones (0.6 to 1.4% Cu) within a lower grade halo. A complete compilation of the data base, computer input or data, geological modeling, and open pit optimization would be to infer a sufficient reserve base to support a 35,000 to 60,000 tpd sulphide copper operation. In addition, modern geophysical surveys (Magnetics and Induce Polarization) will be completed to assist in spotting drill holes, followed by a combined program of reverse circulation and diamond drilling.

As a result of this strategic acquisition, Aberdene Mines is pleased to announce the appointment of Mr. Robert F. Weicker, P. Geo to the Board of Directors. Mr. Weicker will assume the title of Senior Geologist and VP of Exploration. Mr. Weicker has over twenty-five years in the mineral exploration and mining industry, from greenfield exploration to production operations. His early career included serving as a geologist to several Noranda Mines Group companies. Mr. Weicker joined Lac Minerals in 1984, and in 1988, was appointed chief geologist at the Williams mine, the largest gold mine in Canada. In 1989 he assumed the role as chief mining geologist for Equinox Resources Ltd. and was involved with the startup, development and production of the Van Stone zinc mine in Washington; exploration and development of the Rosebud UG gold mine in Nevada; and direct supervision of a multimillion-dollar development program on a polymetallic deposit in British Columbia, resulting in a significant expansion of reserves and the discovery of the Yellow Jacket zinc deposit. Since 1999, Mr. Weicker has developed his own consulting company, with a focus on Asia, Mongolia and Nevada. He is a graduate of the University of Waterloo in Ontario with an honours earth science, and is a professional geoscientist of the Association of Professional Engineers and Geoscientists of British Columbia.

On behalf of the Board of Directors

ABERDENE MINES LTD.

Brent Jardine, President

For more information contact:                                          Head Office Contact:

Brent Jardine, President	101 Convention Centre Drive - Suite 700
Jardine@aberdenemines.com	Las Vegas, Nevada 89109
T: (800) 430-4034	T: (702) 939-5389
F: (702 221-0904

Disclaimer: This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe,""expect,""plan,""anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to close the acquisition of mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.